Exhibit 5.1

May 7, 2007

Visant Corporation
357 Main Street
Armonk, New York 10504

Ladies and Gentlemen:

We have acted as counsel to Visant Corporation, a Delaware corporation (the “Company”), and to the subsidiaries of the Company listed on Schedule I hereto (individually, a “Guarantor” and collectively, the “Guarantors”) in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $500,000,000 aggregate principal amount of 7⅝% Senior Subordinated Notes due 2012 (the “Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Securities.  The Securities and the Guarantees were issued under an indenture (the “Indenture”) dated as of October 4, 2004 among the Company, the Guarantors and The Bank of New York Trust Company, N.A. (f/k/a The Bank of New York), as trustee (the “Trustee”).

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement.  We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that

1.             the Securities constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, and

2.             the Guarantees constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by (i) the laws of the State of Minnesota, (ii) the laws of the Commonwealth of Pennsylvania and (iii) the laws of the State of Ohio, we have relied upon (x) the opinion of Sheri K. Hank, counsel to Jostens, Inc., dated the date hereof, (y) the opinion of Cozen O’Connor, counsel to The Lehigh Press, Inc., dated the date hereof, and (z) the opinion of Calfee, Halter & Griswold LLP, counsel to Neff Motivation, Inc. dated the date hereof, respectively.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and, to the extent set forth herein, the laws of the State of Minnesota, the laws of the Commonwealth of Pennsylvania and the laws of the State of Ohio.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SCHEDULE I

GUARANTORS

Jurisdiction of Incorporation
Jostens, Inc.	Minnesota
Von Hoffmann Holdings Inc.	Delaware
Von Hoffmann Corporation	Delaware
The Lehigh Press, Inc.	Pennsylvania
Precision Offset Printing Company, Inc.	Delaware
Anthology, Inc.	Delaware
AHC I Acquisition Corp.	Delaware
AKI Holding Corp.	Delaware
AKI, Inc.	Delaware
IST, Corp.	Delaware
Dixon Direct Corp.	Delaware
Neff Holding Company	Delaware
Neff Motivation, Inc.	Ohio
Spice Acquisition Corp.	Delaware